Exhibit 10.1

AMENDMENT TO

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Amendment (the “Amendment”) to that certain Change in Control and Severance Agreement, dated as of [            ] (the “Severance Agreement”), by and between [            ] (“Executive”) and Avalanche Biotechnologies, Inc. (the “Company”) is made as of [            ], 2015 (the “Amendment Effective Date”). Any capitalized term not defined in this Amendment shall have the meaning set forth in the Severance Agreement.

WHEREAS, the Company desires to modify the Severance Agreement to motivate Executive to work cooperatively through the leadership transition at the Company.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Limited Severance Enhancements. If Executive experiences a Covered Termination pursuant to Section 3 of the Severance Agreement prior to the second anniversary of the Amendment Effective Date,

(i) the reference to “nine (9) months” in Section 3(a) of the Severance Agreement shall be replaced with “twelve (12) months” and

(ii) if Executive delivers to the Company a Release of Claims, then in addition to the benefits provided in clauses (a) and (b) of Section 3 of the Severance Agreement, each outstanding equity award, including, without limitation, each stock option and restricted stock unit award, granted on or prior to August 21, 2015 and held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to that number of shares that would have vested and if, applicable, become exercisable in the twelve (12) months immediately following Executive’s Covered Termination had Executive’s employment continued during such twelve (12)-month period (the benefits in (i) and (ii), collectively, the “Limited Severance Enhancements”). For the avoidance of doubt, if Executive experiences a Covered Termination pursuant to Section 3 of the Severance Agreement on or after the second anniversary of the Amendment Effective Date, Executive shall not be entitled to the Limited Severance Enhancements.

2. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

3. Executive’s Successors. The terms of this Amendment and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

4. No Other Changes. Except as expressly set forth herein, all of the provisions of the Severance Agreement shall remain unchanged and in full force and effect. After the date hereof, any reference to the Severance Agreement shall mean the Severance Agreement as amended or modified hereby.

5. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

AVALANCHE BIOTECHNOLOGIES, INC.

By:
Name:
Title:

[INSERT EXECUTIVE NAME]

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